UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Inter-Tel (Delaware), Incorporated

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On October 20, 2006, Inter-Tel (Delaware), Incorporated issued a press release, a copy of which is attached as Exhibit 1.

Exhibit 1: Press Release dated October 20, 2006

Exhibit 1
FOR IMMEDIATE RELEASE
INTER-TEL COMMENTS ON STEVEN MIHAYLO’S MISREPRESENTATIONS
REGARDING THE STRENGTH OF THE COMPANY’S BUSINESS
TEMPE, Ariz., October 20, 2006 — Inter-Tel (Delaware), Incorporated (Nasdaq: INTL) today issued the following statement in response to the comments made earlier today by Steven G. Mihaylo regarding Inter-Tel’s third quarter earnings announcement:
“Mr. Mihaylo misrepresents the Company’s results for the third quarter, which saw improvement in both revenue and profit over the same period last year. As Mr. Mihaylo should know well, the Company’s new products are in the early stage of acceptance. Inter-Tel’s management and the Special Committee of the Board of Directors have complete confidence in the Company’s ability to execute on its strategic plan and thereby realize greater long-term value for Inter-Tel stockholders.
“We urge all Inter-Tel stockholders to ask themselves the following question: If Mr. Mihaylo truly does not believe in the prospects of the Company’s new products, including the Inter-Tel 5600 and 7000 communication systems, why would he be offering to buy the entire Company? We believe that Mr. Mihaylo’s motivations and agenda are very different from those of other Inter-Tel stockholders, and we will continue to protect and advance the best interests of all our stockholders.”
The Company also reminded Inter-Tel stockholders that all of the nation’s leading proxy advisory firms, Institutional Shareholder Services, Glass Lewis & Co., and PROXY Governance Inc., who reviewed the situation recommended that Inter-Tel stockholders vote AGAINST the resolution proposed by Steven G. Mihaylo at the October 24, 2006 Special Meeting of Stockholders.
The Special Committee finds it both curious and disingenuous that Mr. Mihaylo, who when he was CEO of Inter-Tel did not provide guidance to the investment community or stockholders, would now chastise the Company for not providing guidance. More importantly, Mr. Mihaylo chooses to ignore the fact that his actions have been both a real distraction and costly to the Company.
The Special Committee urges all stockholders to protect their investment and vote AGAINST the Mihaylo Resolution on the WHITE proxy card today. Stockholders with questions or who need assistance in voting their shares may call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).
About Inter-Tel (Delaware), Incorporated
Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design, traffic provisioning, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 58 company-owned, direct sales offices and approximately 350 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Exhibit 1
This press release contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated impact on stockholder value of the Company’s strategic plan, the ability of management to execute the Company’s strategy and adapt to changes in the industry, the Company’s review of all strategic alternatives to maximize stockholder value, and the effect of the Mihaylo Resolution and the actions of its sponsors and others. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Media:
Steve Frankel / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Investors:
Alan Miller / Jennifer Shotwell
Innisfree M&A Incorporated
212-750-5833
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